Exhibit 99.1

MoSys, Inc. Reports First Quarter 2008 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory and analog/mixed-signal intellectual property (IP), today reported financial results for its first quarter ended March 31, 2008.

Recent Highlights

  Reported first quarter total revenue of $2.8 million
  Increased year-over-year royalty revenue by 21 percent
  Cash and investments balance of $77.3 million
  Booked first major order for MoSys’ display driver IC macro
  Delivered first 1T-FLASH production macro
  Demonstrated fully functional Blu-ray analog system-on-chip (SoC)
  Appointed Didier LaCroix as Vice President of Worldwide Sales

Management Commentary

“During the first quarter, we made further progress on the execution of several key objectives,” stated Len Perham, MoSys’ President and Chief Executive Officer. “We added a vice president of worldwide sales to our leadership team and initiated a direct sales presence in Taiwan, China and Europe in support of our current representatives already covering those regions.”

Mr. Perham continued, “As a result of recent efforts, we booked our first major order for a display driver IC macro, which is based on MoSys’ 1T-SRAM technology and designed specifically for high resolution mobile handset displays. We also successfully demonstrated our fully integrated SoC, which provides a single chip analog front end (AFE) to potential partners who intend to provide Blu-ray quality and resolution for PCs, DVD players and set top boxes. Our complex AFE enables both Blu-ray BD and HD formats and is equipped with both read and record functionality. This represents a tremendous accomplishment and it opens a new market for our technology. With regard to 1T-FLASH, we delivered our first 1T-FLASH production macro and are currently assisting the customer with the integration of 1T-FLASH into their SoC.”

“Looking forward, we remain optimistic about the Company’s future prospects, as there are significant opportunities to leverage and monetize our valuable IP. In the coming quarters, we expect to expand and improve our relationships with our customers and foundry partners, while exploring opportunities to increase our silicon content in SoCs. Additionally, we will continue to strategically invest in R&D in order to develop new technologies, particularly in Flash, as well as evaluate strategic alternatives for accelerating the growth of our business,” concluded Mr. Perham.

First Quarter Results

Total net revenue for the first quarter of 2008 was $2.8 million, compared to $2.9 million for the fourth quarter of 2007 and $3.1 million for the first quarter of 2007.

First quarter total revenue included licensing revenue of $0.4 million, compared to $0.4 million for the fourth quarter of 2007 and $1.2 million for the first quarter of 2007. Royalty revenue for the first quarter was $2.4 million, which includes royalties associated with the Nintendo Wii game console. First quarter royalty revenue compares to $2.5 million for the previous quarter and $2.0 million for the first quarter of 2007.

Gross margin as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 83 percent, compared to 72 percent for the fourth quarter of 2007 and 82 percent for the first quarter of 2007.

Total operating expenses on a GAAP basis for the first quarter were $7.7 million, which was consistent with the previous quarter and compares to $4.7 million for the first quarter of 2007.

GAAP net loss for the quarter was $4.3 million, or ($0.14) per share, including stock-based compensation expense of $1.3 million and intangible asset amortization charges of $0.2 million. This compares to a net loss of $4.6 million, or ($0.14) per share, for the fourth quarter of 2007 and a net loss of $969,000, or ($0.03) per share, for the first quarter of 2007.

The non-GAAP net loss for the first quarter was $2.8 million, or ($0.09) per share, excluding total stock-based compensation charges of $1.3 million and $0.2 million in amortization charges. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Earnings per share for the quarter on both a GAAP and non-GAAP basis were computed using 31,673,000 shares.

Cash, cash equivalents and both long and short-term investments totaled approximately $77.3 million as of March 31, 2008, compared to approximately $78.7 million as of December 31, 2007.

Business Outlook

Len Perham, CEO, and Jim Sullivan, CFO, will comment on the first quarter during the Company’s financial results conference call today, April 29, 2008, at 1:30 p.m. (PT).

First Quarter Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the first quarter 2008 financial results and the business outlook. Investors and other interested parties may access the call by dialing 888-680-0860 in the U.S. (617-213-4852 outside of the U.S.), and entering the passcode 47922430 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for 2 business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), passcode of 51276179.

One may also pre-register their attendance for the conference call, which will enable immediate entry into the call. To pre-register and secure your unique PIN please go to: https://www.theconferencingservice.com/prereg/key.process?key= PBFBHLHV7

(Due to its length, this URL may need to be copied/pasted into your Internet browser's address field.)

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP (U.S. Generally Accepted Accounting Principles), MoSys uses non-GAAP financial measures that exclude from the income statement the effects of stock-based compensation and the effects of certain charges related to acquired intangible assets and other acquisition-related charges from its acquisition of the analog/mixed-signal design teams and their extensive related design know-how from Atmel Corporation in 2007. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. Mosys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because Mosys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated April 29, 2008, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM, 1T-FLASH and analog/mixed-signal technologies, the Company’s execution and results, improving operational efficiencies, growth of the business and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our proprietary technologies for 1T-SRAM, 1T-FLASH and analog/mixed-signal, the timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies, our ability to enhance our existing proprietary technologies and develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent report on forms 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses innovative embedded memory and analog/mixed-signal intellectual property (IP) technologies for advanced SoCs used in a variety of home entertainment, mobile consumer, networking and storage applications. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. MoSys’ advanced analog/mixed-signal technologies include highly integrated Blu-ray DVD, Gibabit Ethernet, Serial ATA, and a range of high speed phase lock loop and analog-to-digital converter IP. MoSys' embedded memory IP has been included in more than 140 million devices demonstrating silicon-proven manufacturability in a wide range of processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH(TM) is a trademark of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net Revenue
Licensing	432	1,158
Royalty	2,385	1,979
Total net revenue	2,817	3,137

Cost of Net Revenue
Licensing	480	564
Total cost of net revenue	480	564

Gross Profit	2,337	2,573

Operating Expenses
Research and development	4,099	2,078
Selling, general and administrative	3,356	2,580
Amortization of acquired intangible assets	197	-
Total operating expenses	7,652	4,658

Loss from operations	(5,315)	(2,085)

Other income/expenses	1,074	1,064
Loss before income taxes	(4,241)	(1,021)

Benefit (provision) for income taxes	(43)	52

Net loss	$(4,284)	$(969)

Net loss per share
Basic and diluted	($0.14)	($0.03)

Shares used in computing net loss per share
Basic and diluted	31,673	31,689

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2008	2007

GAAP net loss	$(4,284)	$(969)
Stock-based compensation expense
-Cost of net revenue	80	100
-Research and development	373	250
-Selling, general and administrative	813	412
Total stock-based compensation expense	1,266	762

Amortization of acquired intangible assets	197	-

Non-GAAP net loss	$(2,821)	$(207)

GAAP net loss per share	($0.14)	($0.03)
Reconciling items:
-Stock-based compensation expense	0.04	0.02
-Amortization of acquired intangible assets	0.01	-

Non-GAAP net loss per share: Basic and diluted	($0.09)	($0.01)

Shares used in computing non-GAAP net loss per share
Basic and diluted	31,673	31,689

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash, cash equivalents and investments	$59,700	$64,961
Accounts receivable, net	1,260	895
Unbilled contract receivables	260	518
Prepaid expenses and other assets	2,141	2,393
Total current assets	63,361	68,767

Long-term investments	17,569	13,693
Property and equipment, net	1,281	1,396
Goodwill	12,326	12,326
Intangible assets, net	1,969	2,166
Other assets	217	449
Total assets	$96,723	$98,797

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$478	$146
Accrued expenses and other liabilities	2,497	2,158
Deferred revenue	832	201
Total current liabilities	3,807	2,505

Stockholders' equity	92,916	96,292

Total liabilities and stockholders’ equity	$96,723	$98,797

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com